MEMBERSHIP INTEREST ACQUISITION AGREEMENT


                                   AMONG


           AIR TRANSPORT INTERNATIONAL LIMITED LIABILITY COMPANY



                                   AND



                             BAX GLOBAL INC.


                             ________________



                      Dated as of February 3, 1998

               MEMBERSHIP INTEREST ACQUISITION AGREEMENT


          THIS MEMBERSHIP INTEREST ACQUISITION AGREEMENT (this "Agreement") is made and entered into as of February 3, 1998 (the "Execution Date") by and among AIR TRANSPORT INTERNATIONAL LIMITED LIABILITY COMPANY, a Nevada limited liability company (the "Company" or "Debtor"), and BAX GLOBAL INC., a Delaware corporation, alone or in conjunction with an Affiliate or one or more assignee(s) ("Buyer"). Certain capitalized terms used herein have the meanings set forth in Article I hereof.

                                 BACKGROUND

          A. The Company is engaged in the business of operating an air carrier certificated under Part 121, among others, of the Federal Air Regulations for the carriage of cargo and passengers in the domestic United States and international markets (the "Business").

          B. The Company will seek relief under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") by filing a case (the "Chapter 11 Case") in the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court") to facilitate the transactions contemplated hereunder.

          C.   The Company will file a Plan of Reorganization under
     Section 1121 of the Bankruptcy Code (the "Plan"). Upon entry of an order of the Bankruptcy Court confirming the Plan pursuant to
     Section 1129 of the Bankruptcy Code (the "Confirmation Order") and upon satisfaction or waiver of the conditions set forth in this Agreement, (i) the Buyer will purchase all of the New Membership Interests and the New Membership Interests will be transferred to the Buyer in accordance with the procedures set forth in this Background section and upon the terms and subject to the satisfaction of the conditions set forth in this Agreement and (ii) a Creditor Trust will receive the cash consideration paid by the Buyer for the Membership Interests, certain designated excluded assets (the "Excluded Assets") and the Excluded Liabilities.

               NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                 ARTICLE I

                                DEFINITIONS

               1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings, respectively:

               "Accounts Receivable" means all of the Company's trade accounts receivable and all evidences of Indebtedness of and rights to receive payments arising out of sales of Inventory and other property, assets or services to any Person; provided, however, Accounts Receivable does not include any accounts receivable representing amounts due from BAX as of the Execution Date and does not include a portion of the Military Receivable equal to the amount of the Military Payable, if any, that exists on the Closing Date and is not discharged pursuant to the Plan.

               "Adjustment" means a sum equal to the following: Two Hundred Thousand Dollars ($200,000.00) times the number of full calendar months (and a pro-rata portion of such amount for any partial calendar months) after the Execution Date until the Closing that the Company fails to maintain Schedule Reliability And Departure Reliability Factors equal to at least ninety-five percent (95%) of the Company's average actual, historical performance during the three-month period beginning September 1, 1997.

               "Affiliate" of a Person means any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning 10% or more of the voting securities of another Person shall be deemed to control that Person.

               "AMC Contract" means Contract No. F11626-97-D-0025 issued by AMC/DOYAI and Federal Express Charter Programs, dated July 15, 1997.

               "Appraisal" means the appraisal performed by BK
     Associates, Inc., dated December 24, 1997.

               "Audited Financial Statements" means the audited financial statements consisting of balance sheets and statements of income, retained earnings and cash flows as at and for the fiscal years ended 1994 and 1995, together with the notes thereto, and the opinion thereon of the Company's accountants.

               "Aviation Authority" means the FAA and the aviation authority of any foreign jurisdiction.

               "Bankruptcy Claims" has the same meaning as that set forth in Section 101(5) of the Bankruptcy Code.

               "Bankruptcy Code" has the meaning set forth in Paragraph B of the Background Section hereof.

               "Bankruptcy Court" has the meaning set forth in Paragraph B of the Background Section hereof.

               "Banks" means Comerica Bank, LaSalle National Bank, NBD Bank, and Fort Wayne National Bank.

               "BAX" means BAX Global Inc.

               "Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA and any salary, bonus, severance, deferred compensation, annuity, retirement, stock option, stock purchase, executive compensation, incentive compensation, educational assistance, insurance or other plan or arrangement providing benefits to past or present employees of the Company.

               "Bidding Procedures" has the meaning set forth in
     Section 2.1 hereof.

               "Books and Records" means all financial ledgers, manuals and logs (maintenance and operating), parts records, books and records that a Governmental Entity requires the Company to maintain, any pricing and cost information used in bidding for or negotiating the AMC Contract, books and records relating to the inventorying and repair of engines, parts, and components, Tax Returns and financial statements of the Company, personnel records, and books and records relating to the Business Plan and the AMC Contract.

               "Break-Up Fee" has the meaning set forth in Section 2.1 hereof.

               "Business" has the meaning set forth in Paragraph A of the Background Section hereof.

               "Business Day" means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the State of Michigan.

               "Business Plan" has the meaning set forth in the Funding Agreement.

               "Buyer" has the meaning set forth in the Preamble hereof.

               "Chapter 11 Case" has the meaning set forth in Paragraph B of the Background Section hereof.

               "Claim" means any demand, claim, complaint, suit, action, cause of action, investigation, proceeding or notice by any Person, including any Environmental Claim or Bankruptcy Claim, alleging actual or potential Liability for any Loss, including any Environmental Loss, or any Default under any Law, Contract, License, Permit or Benefit Plan.

               "Closing" and "Closing Date" shall have the respective meanings set forth in Section 2.1 hereof.

               "COBRA" means the Consolidated Omnibus Budget
     Reconciliation Act of 1985.

               "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

               "Collateral Documents" means the Escrow Agreement, the Transition Services Agreement, and the Funding Agreement.

               "Company" has the meaning set forth in the Preamble hereof.

               "Company Intellectual Property" has the meaning set forth in Section 3.9(d) hereof.

               "Competing Transaction" has the meaning set forth in
     Section 2.1 hereof.

               "Confirmation Order" has the meaning set forth in Paragraph C of the Background Section hereof.

               "Contemplated Transactions" means filing of the Plan, entry of the Confirmation Order, and completion of the Closing, and all of the transactions ancillary thereto, which are referred to in this Agreement and the Collateral Documents.

               "Contract" means any written or oral contract, agreement, commitment, note, bond, pledge, Lease (including without limitation aircraft leases), mortgage, deed, guaranty, indenture, license, consulting agreement, supply contract, repair contract, distribution agreement, purchase order, joint venture agreement, franchise, technology and know-how agreement, instrument or any other contractual commitment, and any amendment thereto, but excluding any Benefit Plan.

               "Court Order" means any judgment, decree, edict, writ, injunction, award, order or ruling of any Governmental Entity or of any arbitration or similar panel.

               "Creditor Trust" means a trust or escrow arrangement established pursuant to the Plan to accept the transfer of, and thereafter hold and administer, the Excluded Assets and the Purchase Price for the benefit of the creditors and interest holders.

               "Debtor" has the meaning set forth in the Preamble hereof.

               "Default" means (1) a violation, breach or default, (2) the occurrence of an event which with the passage of time or the giving of notice or both would constitute a violation, breach or default, or (3) the occurrence of an event that (with or without the passage of time or the giving of notice or both) would give rise to a right of damages, specific performance, termination, renegotiation or acceleration (including the acceleration of payment).

               "Disclosure Statement" means a disclosure statement as approved pursuant to Section 1125 of the Bankruptcy Code.

               "DOT" means the Department of Transportation.

               "Employees" means employees of the Company at any time prior to or up to the Closing, including employees who are on paid leave of absence, military leave or disability leave.

               "Environmental Claim" means any Claim arising out of, related to or in connection with the use, treatment, removal, storage, disposal, presence, migration, transport, handling, manufacture, possession, distribution, or the actual or threatened emission, injection, escape, dumping, spill, leak, discharge or release of Hazardous Materials.

               "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, the Comprehensive
     Environmental Response, Compensation, and Liability Act
     ("CERCLA"), 42 U.S.C.A. Section 9601 et seq., the Resource Conversation and Recovery Act ("RCRA"), 42 U.S.C.A. Section 6901 et seq., the Clean Water Act, 33 U.S.C.A. Section 1251 et seq., the Clean Air Act 42 U.S.C.A. Section 7401 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., The Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and laws and regulations relating to emissions, spills, leaks, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, possession, distribution, use, treatment, storage, disposal, presence, transport or handling of Hazardous Materials.


               "Environmental Loss" means any and all Losses arising out of, related to or in connection with any clean-up of Hazardous Materials providing that such Hazardous Materials were used, treated, removed, stored, disposed of, present, transported, handled, manufactured possessed, or distributed by the Company prior to the Closing Date or from the actual emission, injection, escape, dumping, spill, leak, discharge or release of Hazardous Materials prior to the Closing Date, including potential or actual liability for investigatory costs, cleanup costs, response costs, natural resource damages, property damages, personal injuries or penalties.

               "Equipment" means furniture, fixtures, machinery, equipment, motor vehicles, office equipment, computers, tools and replacement parts, wherever located.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

               "Escrow Agent" means the escrow agent appointed in accordance with the Escrow Agreement.

               "Escrow Agreement" means the escrow agreement dated the Execution Date among the Buyer, the Escrow Agent, and the Debtor, in such form that is mutually agreeable to Buyer, Debtor, and Escrow Agent.

               "Excluded Assets" has the meaning set forth in Paragraph C of the Background Section hereof and will be identified by Buyer on Annex I to be attached hereto within sixty
     (60) days after the Execution Date. Buyer will prepare Annex I and deliver it to the Company. Excluded Assets will at least include cash, Accounts Receivable, and the Company's Claims (including under Chapter 5 of the Bankruptcy Code, but excluding Claims released pursuant to this Agreement and/or the Plan) against Persons.

               "Excluded Liabilities" means Liabilities of the Company as of the Closing, except the Military Payable to the extent, if any, that the Military Payable is not discharged pursuant to the Plan; provided, however, Excluded Liabilities does not include Liabilities of the Company in respect of accrued and unpaid vacation time.

               "Execution Date" has the meaning set forth in the Preamble hereof.

               "Existing Membership Interests" means the membership interests in the Company as they exist as of the Execution Date and from the Execution Date until immediately before the Closing.

               "Expenses" means Buyer's actual, reasonable, out-of-pocket expenses incurred in connection with its due diligence investigation and negotiation and legal, accounting and other reasonable professional fees and expenses in connection with the Contemplated Transactions, not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00).

               "FAA" means the Federal Aviation Administration.

               "Filing Date" means the date on which the Company files the Chapter 11 petition commencing the Chapter 11 Case.

               "Foreign Jurisdictions" has the meaning set forth in
     Section 3.1 hereof.

               "Foreign Liabilities" has the meaning set forth in
     Section 3.23 hereof.

               "Funding" means the Postpetition Debt as defined in the Funding Agreement.

               "Funding Agreement" means the Order Authorizing Debtor to (A) Use Cash Collateral; (B) Incur Postpetition Debt; and (C) Grant Adequate Protection and Provide Other Security between the Company and the Buyer to be entered by the Bankruptcy Court and mutually acceptable to the Company and the Buyer.

               "GAAP" means generally accepted accounting principles, consistently applied, as adopted in the United States of America by the Financial Accounting Standards Board.

               "Good Faith Deposit" has the meaning set forth in
     Section 2.1 hereof.

               "Governmental Consent" means any and all licenses, franchises, permits, easements, rights, consents, orders, approvals, variances, waivers, filings and other authorizations with, of or from any Governmental Entity, including the Bankruptcy Court, any Aviation Authority, and the DOT (i) necessary to consummate the Contemplated Transactions in the manner contemplated hereby, or (ii) necessary for Buyer to operate the Business in the manner contemplated by this Agreement, or (iii) otherwise relating to (A) any Contract or other instrument with any Governmental Entity and to which the Company is a party (or by which any of their respective properties or assets is bound or affected), or (B) any Permit, including the transfer of any such Contract, Permit or other instrument in accordance with the terms hereof.

               "Governmental Entity" means any government, or political subdivisions thereof, court, arbitral tribunal, administrative agency, tribunal or commission or any other governmental or regulatory body, instrumentality or authority, whether domestic (federal, state or local) or foreign.

               "Hazardous Materials" means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, reactive, corrosive, carcinogenic, flammable or hazardous substance, waste or chemical, petroleum or petroleum distillates, natural gas or synthetic gas, asbestos or asbestos containing materials and all other materials or chemicals covered by the International Civil Aeronautics Organization's (ICAO) Technical Instructions for the Safe Transport of Dangerous Goods by Air or regulated pursuant to any Environmental Laws, including any "hazardous substance", or "hazardous waste", or "pollutant" as defined in Environmental Laws, materials listed in 49 C.F.R.
     Section 172.101, materials defined as hazardous pursuant to Section 101(14) of CERCLA, special nuclear or by-product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. Section 3011 et seq. and the rules and regulations promulgated thereunder or with respect thereto.

               "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder or with respect thereto.

               "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

               "Intellectual Property" means, collectively, (1) all Patents, (2) all Trademarks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, and (3) all computer software (including data, source codes and related documentation).

               "Inventory" means packaging, finished goods, spare parts (including both rotable and expendable), stock room inventory and raw materials of whatever nature, wherever located.

               "Inventory Adjustment" means an amount, if any, equal to the sum of (a) the amount by which the Inventory Appraisal is less than Twelve Million Dollars ($12,000,000.00), not to exceed Four Million Dollars ($4,000,000.00), and in addition (b) forty percent (40%) of the amount by which the Inventory Appraisal is less than Eight Million Dollars ($8,000,000.00).

               "Inventory Appraisal" has the meaning set forth in
     Section 6.14 hereof.

               "Knowledge" or words of similar import means with respect to the Company the actual knowledge of Martin Goldman, Brian Hermelin, and (i) with respect to the representations set forth in Section 3.7, the Company's chief executive officer, treasurer, director of maintenance, director of operations, director of safety, director of quality assurance, director of finance, chief pilot, vice president of technical services, and director of passengers and cargo, and (ii) with respect to all other matters, the Company's chief executive officer, treasurer, director of maintenance, director of operations, chief pilot, vice president of technical services, director of passengers and cargo, and director of finance, together with the knowledge each such Person would have if he or she had performed his or her services and duties on behalf of the Company in the ordinary course in a reasonably diligent manner, but without additional investigation or inquiry beyond that required for the discharge of his or her duties in the ordinary course in a reasonably diligent manner.

               "Labor Act" means the United States Railway Labor Act or the Labor Management Relations Act, as applicable, and the rules and regulations promulgated thereunder or with respect thereto.

               "Law" means any applicable law, statute, ordinance, rule, regulation, order, decree, edict, judgment or other requirements of any Governmental Entity, including those covering environmental, safety, health, transportation, bribery, record keeping, zoning, employment, tax, anti-discrimination, antitrust, wage and hour and price and wage control matters.

               "Lease" means any lease or tenancy for property or assets (real or personal or mixed), together with all subleases, amendments, extensions, addenda, assignments, waivers and all other rights of occupancy and Contracts and documents relating thereto.

               "Leased Real Property" means all Real Property presently leased by the Company.

               "Liabilities" means all Indebtedness, Claims, obligations and other liabilities, and any loss, damage, cost, contingent liability, loss contingency, unpaid expense, claim, deficiency, guaranty or endorsement of or by any Person whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated, or due or to become due.

               "Licenses" means all licenses, permits, authorizations, approvals, franchises, rights, orders, variances (including zoning variances), easements, rights of way, and similar consents or certificates granted or issued by any Person, other than a Governmental Entity, relating to the Business.

               "Lien" means any mortgage, lien (including any federal, state and local tax liens), security interest, pledge, negative pledge, encumbrance, assessment, title retention agreement, restriction or restraint on transfer, defect of title, charge in the nature of a lien or security interest, or option (whether consensual, statutory or otherwise), or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

               "Litigation" means (1) any action, lawsuit, arbitration, criminal prosecution, tax audit, legal, administrative or other proceeding brought by, before or on behalf of any Person, including any Governmental Entity, or (ii) any investigation or any inquiry asserting a violation of any Law brought by, before or on behalf of Governmental Entity.

               "Litigation Expenses" of a Person means any and all reasonable out-of-pocket fees, costs and expenses of any kind incurred by such Person and its counsel, accountants, consultants, experts and other advisors in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any Litigation, Claim, Loss or Default.

               "Losses" means any and all damages (including direct, incidental, consequential and special damages), losses, obligations, deficiencies, Liabilities, Liens, penalties, fines, costs and expenses (including any Litigation Expenses), and any diminution in value of any real or personal property.

               "Material Adverse Change" or "Material Adverse Effect" means an event, fact, circumstance, change or effect which, by itself or in combination with other events, facts, circumstances, changes, or effects, is or would be materially adverse to the business, operations, properties, assets, prospects, Liabilities (to the extent such Liabilities will not be discharged by the confirmation of the Plan), financial condition or results of operation, of the relevant Person. The mere receipt by the Company (without more) of the letter dated January 9, 1998, from the Air Force (Headquarters Air Mobility Command) requesting that the Company cure its "substandard performance reliability" is not a Material Adverse Change. Termination of the Services Agreement by the Company would constitute a "Material Adverse Change."

               "Material Claims" means any Claim under any insurance policy regarding a single Loss of $50,000 or more.

               "Material Contract" has the meaning set forth in
     Section 3.13 hereof.

               "Material License" means any License to the extent that the failure to have such License would, alone or in connection with other Licenses, have a Material Adverse Effect on the Ongoing Business or the Reorganized Company.

               "Material Permits" has the meaning set forth in Section 3.7(b) hereof.

               "Members" means each and every individual or entity who or which now owns or holds a membership interest in the Company.

               "Memorandum" means the letter dated October 3, 1997, between the Company and Buyer concerning "Evaluation Material" (as defined in the letter).

               "Military Payable" means the payable for fuel owed by the Company as of the Closing Date to the U.S. Government or any department or agency thereof pursuant to the AMC Contract.

               "Military Receivable" means all amounts payable to the Company by or on behalf of the U.S. Government or any department or agency thereof pursuant to the AMC Contract.

               "Most Recent Balance Sheet" means the balance sheet contained within the November 30 Financial Statements.

               "Most Recent Balance Sheet Date" means November 30,
     1997.

               "Motion" or "Motions" has the meaning set forth in
     Section 2.1 hereof.

               "New Membership Interests" means the membership interests in the Reorganized Company issued as part of the Closing as contemplated by the Plan.

               "November 30 Financial Statements" means the unaudited balance sheet, statement of operations and related statements of the Company as at and for the eleven months ending November 30, 1997, prepared in accordance with GAAP, except for the treatment of goodwill and the absence of a statement of cash flows and footnotes.

               "Ongoing Business" means the Business of the Company conducted pursuant to (or that is necessary for the Company to fulfill its obligations under) the Services Agreement and the AMC Contract.

               "Organizational Documents" has the meaning set forth in
     Section 3.1 hereof.

               "Patents" means all letters patent and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all reissues, divisions, continuations and extensions thereof.

               "PBGC" means the Pension Benefit Guaranty Corporation.

               "Permits" means any and all licenses, franchises, permits, easements, certificates of authority, rights, consents, orders, approvals, variances (including zoning variances) and other authorizations of or issued by any Governmental Entity.

               "Permitted Liens" means (i) Liens for current taxes not yet delinquent for which appropriate accruals in accordance with GAAP have been created, (ii) statutory Liens imposed by law which are incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, none of which Permitted Liens, individually or in the aggregate, has or could have a Material Adverse Effect on the Company, the Reorganized Company, or the Ongoing Business, or will materially detract from or materially interferes or will materially interfere with the Reorganized Company's right to use or dispose of any of the properties or assets to which such Lien may attach.

               "Person" means an individual, a sole proprietorship, a corporation, a partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

               "Plan" has the meaning set forth in Paragraph C of the Background Section hereof.

               "Prohibited Transaction" has the meaning assigned to it in the Code and ERISA.
               "Proposed Adjustment" means any adjustment proposed by any Governmental Entity to an item of income, deduction, gain, loss or credit on any Tax Return, which item is attributable to the operations of the Company.

               "Purchase Price" has the meaning set forth in Section
     2.1 hereof.

               "Real Property Leases" has the meaning set forth in
     Section 3.9(c) hereof.

               "Real Property" means any real estate, together with all buildings, improvements, fixtures, easements, options to acquire real estate.

               "Rejection Notice" has the meaning set forth in Section
     6.1 hereof.

               "Releasing Parties" means the Company and its Members, their officers, directors, and Affiliates, and the Debtor, the Debtor-in-Possession, and any bankruptcy trustee for the Debtor.

               "Reportable Event" has the meaning assigned to it in ERISA.

               "Required Consents" means any and all Governmental
     Consents and Third-Party Consents listed on Schedules 3.4 and 3.5 attached hereto.

               "Reorganized Company" means the Company after the Closing.

               "Revested Assets" has the meaning set forth in Section 2.1(b) hereof.

               "Schedule Reliability And Departure Reliability
     Factors" has the meaning set forth in the Services Agreement.

               "Securities Act" means the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder or with respect thereto.

               "Services Agreement" means the Agreement to Furnish McDonnell Douglas DC8-71F Air Cargo Services dated as of February 12, 1993, between the Company and Burlington Air Express, now known as BAX Global Inc., as amended.

               "Tax Claim" means a claim for Taxes by a Governmental Entity by audit, Litigation, Proposed Adjustment or otherwise.

               "Taxes" means all taxes, charges, fees, levies or other assessments, whether federal, state, local or foreign, based upon or measured by income, capital, net worth or gain and any other tax including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll (including withholding), employment, social security, unemployment, FICA, FUTA, excise, estimated, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign.

               "Tax Records" means any and all Books and Records which in any way relate to Taxes for periods prior to or including the Closing Date, including all Tax Returns and all computerized books and records.

               "Tax Returns" means all returns, reports, claims for refunds or other information required or permitted to be supplied to or filed with any Governmental Entity in connection with Taxes (including information returns and declarations of estimated tax).

               "Third-Party Consents" means any and all licenses, franchises, permits, easements, rights, consents, orders approvals, variances, waivers, filings and other authorizations with, of or from Persons (other than Governmental Entities) which are parties to any Material Contract, Material License and other material instrument to which the Company is a party (or by which any of their respective properties or assets is bound or affected) and which are necessary for the consummation of the Contemplated Transactions in the manner contemplated hereby, including the transfer of any such Material Contract, Material License or other material instrument in accordance with the terms hereof.

               "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications, and unregistered trademarks and service marks.

               "Transition Services Agreement" means the agreement between and to be executed by the Reorganized Company and the Creditor Trust on or prior to the Closing Date to afford reasonable access to personnel and books and records of the Reorganized Company by representatives of the Creditor Trust to perform its tasks under the Plan.

               "Unaudited Financial Statements" means the Company's unaudited balance sheet, statement of income, retained earnings and cash flows for the fiscal year ended 1996, together with the notes thereto.

                                 ARTICLE II

                            ACQUISITION BY BUYER

               2.1. Basic Transaction.

                    (a)  Purchase and Sale of New Membership
     Interests. On and subject to the terms and conditions of this Agreement and the Plan, the Buyer agrees to purchase from the Company, and the Company agrees to sell, transfer, convey, and deliver to the Buyer, the New Membership Interests at the Closing for the consideration specified below in this Article II.

                    (b) Revesting of Assets. On the Closing Date and simultaneously with the Closing, the assets of the Company, except the Excluded Assets, shall revest in the Reorganized
     Company (the "Revested Assets").

                    (c) Purchase Price. At the Closing in exchange for the New Membership Interests, the Buyer shall pay the Creditor Trust a cash amount equal to TWENTY-FOUR MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($24,500,000.00), less the Adjustment, if any, and less the Inventory Adjustment, if any (as adjusted, the "Purchase Price"). The sum of the Funding and the Adjustment to be deducted from the Purchase Price shall not exceed Four Million Three Hundred Fifty Thousand Dollars ($4,350,000.00).

                    (d)  Discharge of Claims, Interests, and
     Liabilities and Transfer of Liens. Unless otherwise agreed by the Parties in writing, the Plan shall provide that all Excluded Liabilities and all Claims against or interests in the Company shall be discharged, and neither the Reorganized Company nor the Buyer (nor any affiliated entity) shall assume or retain any Liabilities or obligation in connection with the Excluded Liabilities or Claims against or interests in the Company. The Plan shall further provide that all Excluded Liabilities and all Claims against and interests in (of whatever nature, and whether contingent or otherwise) the Company shall be transferred to and assumed by the Creditor Trust for administration and shall be paid solely from the assets of the Creditor Trust in accordance with and to the extent permitted under the Bankruptcy Code. The Revested Assets shall be free and clear of any Claim, interest or Lien of any kind or nature whatsoever to the fullest extent possible under the Bankruptcy Code, with such Claims, interests, or Liens transferring to the Purchase Price deposited into the Creditor Trust.

                    (e)  The Closing.  The consummation of the
     Contemplated Transactions (the "Closing") shall take place at the offices of Pepper Hamilton LLP, 100 Renaissance Center, 36th Floor, Detroit, Michigan, or such other location as the Parties may agree, commencing at 10:00 a.m. on a date not later than eleven (11) days after the later of (a) the date on which the Confirmation Order shall have been entered, provided that if any stay should be entered with respect to the Confirmation Order, this time period shall commence on the date when such stay is vacated, or (b) the date on which all conditions to the obligations of the Parties to consummate the Contemplated Transactions (other than conditions with respect to actions the respective Parties will take at the Closing itself) shall have been satisfied or waived as noticed by either Party to the other; or such other date as the Parties may mutually determine (the "Closing Date").

                    (f)  Deliveries at the Closing.  At the Closing,

                         (i) the Company will execute, acknowledge (if appropriate), and deliver to the Buyer (a) certificates evidencing the New Membership Interests, and such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request and (b) the Company's Organizational Documents, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of the Company as a limited liability company; and

                         (ii) the Buyer will deliver to the Creditor
          Trust (a) the Purchase Price, less the Good Faith Deposit and the Funding and (b) a fully executed Transition Services Agreement; and

                         (iii) the Buyer will direct the Escrow Agent to deliver, and the Escrow Agent shall deliver, to the Creditor Trust the Good Faith Deposit.

     The Purchase Price (including the portion represented by the Good Faith Deposit) payable pursuant to this Section 2.1(f) will be paid by wire transfer of immediately available federal funds to the account designated by the Company by notice to Buyer at least three Business Days prior to Closing, which payment to the Creditor Trust will be full and complete payment of the Purchase Price.

                    (g) Fees and Expenses. Notwithstanding any other conflicting or inconsistent provision of this Agreement, the Company and the Buyer agree that, if the transactions contemplated by this Agreement and the Plan are not consummated because another offer for the New Membership Interests (or another form of offer the effect of which is to prevent the Buyer from consummating the transaction contemplated herein) is accepted and approved by the Bankruptcy Court (a "Competing Transaction"), then in such event the Company shall pay, subject to the approval of the Bankruptcy Court, a fee (the "Break-Up Fee") to the Buyer equal to One Million Dollars ($1,000,000) and the Funding. In the case of a Competing Transaction, if not paid earlier, the Break-Up Fee and the Funding will be paid from and at the time the Company receives the first proceeds of the sale in the Competing Transaction. In the event a Competing Transaction is approved but not consummated, Buyer shall be deemed the successful purchaser pursuant to the terms of this Agreement and to the extent received, shall return to the Company the Break-Up Fee. Attached hereto as Exhibit A are the bidding procedures (the "Bidding Procedures"), subject to Bankruptcy Court approval, to be adhered to by the Company in connection with any Competing Transaction, including, without limitation, minimum and incremental overbid levels. If the transactions contemplated by this Agreement and the Plan are not consummated for any reason other than the Buyer's breach or a Competing Transaction, then the Company shall immediately pay to Buyer the Expenses. On the Filing Date, the Company will file with the Bankruptcy Court one or more motions (individually a "Motion" and collectively the "Motions") to approve payment of the Expenses, the Break-Up Fee, and the Funding, to approve the Bidding Procedures and to approve this Agreement.

                    (h) Good Faith Deposit. Within three days after the Execution Date, the Buyer shall deliver to the Escrow Agent a certified check in the amount of One Million Dollars ($1,000,000.00) payable to the order of the Escrow Agent (together with the interest, if any, earned thereon after deposit with the Escrow Agent, the "Good Faith Deposit"). The Escrow Agent shall deposit the Good Faith Deposit in an interest bearing escrow account. Unless otherwise agreed by the Parties and approved by the Bankruptcy Court, the Good Faith Deposit shall be returned to the Buyer if: (A) the Buyer terminates this Agreement in accordance with Section 9.1 hereof or (B) the Company is unable to consummate the transactions contemplated under this Agreement as a result of a Competing Transaction. The Good Faith Deposit shall be released (y) to the Creditor Trust at the Closing, in which event the Good Faith Deposit shall be applied toward the Buyer's payment of the Purchase Price, or (z) to the Company if the Company terminates this Agreement in accordance with Section 9.1(d) hereof, in which event the Buyer shall forfeit all of its rights, claims and entitlement with respect to the Good Faith Deposit or to the return of an equivalent sum, and the Company will retain the Good Faith Deposit as liquidated damages and not as a penalty (the parties agreeing that the Good Faith Deposit represents their best estimate of the damages of the Company in such event, the actual damages being impossible to ascertain), as the Company's sole and exclusive remedy and right for Buyer's breach. If the Company fails to consummate the transactions contemplated by this Agreement for any reason other than a termination pursuant to Section 9.1(d) hereof or as a result of a Competing Transaction, then Buyer will receive back the Good Faith Deposit and will be entitled to pursue all remedies and damages available to it in law or in equity.

                                ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF
                               THE COMPANY

               The Company makes the following representations and warranties to Buyer:

               3.1. Organization, Standing and Power. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power would not, individually or in the aggregate, have a Material Adverse Effect on the Reorganized Company or the Ongoing Business. The Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the Reorganized Company or the Ongoing Business (the "Foreign Jurisdictions"). Schedule 3.1 attached hereto is a true and correct listing of each of the Foreign Jurisdictions applicable to the Company. Correct and complete copies of the Company's certificate of formation and operating agreement (collectively, the "Organizational Documents"), in each case as amended through and including the Closing Date, shall have been delivered to Buyer prior to Closing. The Company is not in violation of its Organizational Documents. A true and complete listing of the officers and directors of the Company is set forth on Schedule 3.1 attached hereto.

               3.2. Authorization. The Company has the power and authority to enter into and perform this Agreement and each of the Collateral Documents to which it is a party, and to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement and each of the Collateral Documents to which it is a party, and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Company. This Agreement and each of the Collateral Documents to which the Company is a party has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors' generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity).

               3.3. Issuance of Interests.

                    (a)  Pursuant to the Plan, all of the New
     Membership Interests will be transferred to Buyer free and clear of any and all Claims, Liabilities, Liens or other interests.

                    (b) On the Execution Date and at all times up to and including immediately prior to the Closing, the issued and reserved membership interests of the Company are as set forth on
     Schedule 3.3 attached hereto, all of which will be extinguished pursuant to the Plan immediately upon the Closing.

                    (c)  The Company does not have, directly or
     indirectly, any Subsidiaries or any investment in any equity securities or other ownership interest in any other Person. The Company does not have the right to acquire, directly or indirectly, any equity securities or other ownership interest in any Person.

               3.4. Conflict with other Instruments; Absence of Restrictions. Except to the extent that any breach is held to be nonbinding and without financial impact on the Reorganized Company or the Ongoing Business pursuant to the Confirmation Order, the execution and delivery of this Agreement and each of the Collateral Documents by the Company and the consummation of the Contemplated Transactions by the Company does not and will not (i) result in a Default of or under (A) any of the terms of the Organizational Documents of the Company, (B) assuming the receipt of all Governmental Consents listed on Schedule 3.4 attached hereto, any Law, Court Order or Permit applicable to or binding upon the Company, or (C) assuming the receipt of all Required Consents, any Material Contracts, Material Licenses or Material Permits to which the Company is a party or by which the Company is bound, (ii) result in the creation or imposition of any Lien upon any of the equity interests of the Company or, except for Permitted Liens, upon any of the assets or properties of the Company, or (iii) assuming the receipt of all Required Consents, (A) result in the termination, amendment or modification of, or give any party the right to terminate, amend, modify, abandon, or refuse to perform any Material Contract, Material License or Material Permit to which the Company is a party or by which the Company, or any of its properties or assets, is bound, or (B) except as set forth in Schedule 3.4 attached hereto, result in the acceleration or modification, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received under any Material Contract, Material License or Material Permit to which the Company is a party or by which the Company, or any of its properties or assets, is bound.

               3.5. Government and Third-Party Consents. Except as set forth in Schedule 3.4 and Schedule 3.5 attached hereto, no Governmental Consent or Third-Party Consent is required by or with respect to the Company in connection with the execution, delivery or performance by the Company of this Agreement or any of the Collateral Documents to which the Company is a party, or the consummation by the Company of the Contemplated Transactions.

               3.6. Litigation. Except as set forth in Schedule 3.6 attached hereto, (a) there is no Litigation, pending or, to the Knowledge of the Company, threatened against or affecting the Company that (i) relates to or affects the Existing Membership Interests or the New Membership Interests of the Company, the Members, the Business or the assets or the properties of the Company, or (ii) could reasonably be expected, individually or in the aggregate, to (A) have a Material Adverse Effect on the Reorganized Company or the Ongoing Business, (B) impair the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents or (C) prevent the consummation of any of the Contemplated Transactions, (b) there is no Court Order outstanding against the Company having or which in the future, insofar as reasonably can be foreseen, could have any of the effects described in clause (ii) above, and (c) the Company does not know of any events, facts or circumstances which could reasonably form the basis for any such Litigation or Court Order which in the future, insofar as reasonably can be foreseen, could have any of the effects described in clause (ii) above.

               3.7. Compliance with Laws; and Permits.

                    (a)  The Company has complied and is in
     compliance, in all material respects, with all applicable Laws or Court Orders. Except as set forth on Schedule 3.7(a) attached hereto, the Company has neither received, nor knows of the issuance of, any notice from any Governmental Entity, citizens group or other third party of any such violation or alleged violation of any applicable Laws or Court Orders by the Company.

                    (b) To the Knowledge of the Company, the Company has in full force and effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on the Business as now conducted, except where the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Reorganized Company or the Ongoing Business (the "Material Permits"), and the Company has complied, in all material respects, with all of the terms and conditions of the Material Permits, and there is no Default under any of the Material Permits entitling the Person issuing such Permit to damages or to cancel such Permit. A true and complete list of all Material Permits is set forth on Schedule 3.7(b) attached hereto. The Company has not taken any action or failed to take any action which could result in or enable, or after notice or lapse of time would result in or enable, the revocation or termination of any of the Material Permits or the imposition of any restrictions thereon. Except as set forth on Schedule 3.7(a), no Litigation is pending or, to the Knowledge of the Company, threatened to revoke, refuse to renew or modify any of the Material Permits.

               3.8. Title to Properties; Adequacy of Properties.

                    (a)  The Company does not own and, to the
     Knowledge of the Company, has never owned any Real Property. The Company has title to, or valid leasehold interests in, all of its properties and assets, whether tangible or intangible, and whether consisting of Real Property, in the case of its material leasehold interests, or personal property, including all Intellectual Property and other intangibles which it purports to own, as well as all of the properties and assets (including all material Equipment which it purports to own) which (i) are reflected on its Most Recent Balance Sheet or (ii) were acquired since December 1, 1997. Section (ii) of Schedule 3.8(a) attached hereto sets forth a true and complete list of all material items of Equipment owned or used by the Company (and will identify whether each item is owned or leased) (a) in its brake assembly operations or (b) at its training center located in Dayton, Ohio, and a true and complete list of all rolling stock. Section (iii) of Schedule 3.8(a) sets forth a true and complete list of aircraft and aircraft engines (in each case other than those aircraft and aircraft engines used in the performance by the Company of its obligations under the Services Agreement) owned or used by the Company and will identify whether each item is owned or leased. Each of the material portions of all of the tangible personal property included in the properties and assets (including all Equipment, but excluding Inventory) owned or used by the Company in the operation of the Business is in good working order, repair and condition, reasonable wear and tear excepted. The properties and assets of the Company are adequate to conduct its Business as conducted as of the Execution Date and as will be conducted as contemplated by the Business Plan.

                    (b)  Except as set forth on Schedule 3.8(b)
     attached hereto, no material assets or properties (other than Real Property) used by the Company in connection with the Business is held under any Lease, or is subject to any lending agreement, mortgage, deed of trust, indenture, loan agreement, security agreement, pledge agreement or other arrangement or is located other than in the possession of the Company.

               3.9. Other Representations Regarding the Company's
     Assets.

                    (a) Cash Accounts. Schedule 3.9(a) attached hereto contains a true and complete list of (i) the name and address of every bank or other financial institution in which the Company maintains an account (whether checking, savings, investment or otherwise), lock box or safe deposit box, (ii) the account number of each account, and the identity of each natural person who is a signatory on each such account.

                    (b) Inventory. Schedule 3.9(b) attached hereto contains a true and correct list of all Inventory of the Company as of December 3, 1997, and identifies the location, condition (to the extent known), serial numbers and part numbers of the Inventory. All items of Inventory of the Company will be used, repaired, depleted, maintained, and replenished in accordance with the Company's current practices and according to the Business Plan. Except as set forth on Schedule 3.9(b) attached hereto, the Company does not hold any items of Inventory on consignment or have title to any items of Inventory in the possession of others, except for items of Inventory in shipment to the Company. The Company has delivered the Appraisal to Buyer, and the Appraisal is the most recent Company appraisal of the Inventory.

                    (c)  Real Property.

                         (i)  Section (i) of Schedule 3.9(c) attached
     hereto sets forth a true and complete list of each material Lease for Real Property executed by or binding upon the Company, as lessor or lessee, sublessor or sublessee, landlord or tenant, or assignor or assignee (the "Real Property Leases"), relating to any material Leased Real Property. Each of the Real Property Leases is legal, valid and binding on the Company and in full force and effect without any material Default thereof by the Company or, to the Knowledge of the Company, any other party thereto and each of the Real Property Leases affords the Company possession of the Leased Real Property which is the subject matter of the applicable Real Property Lease. True and complete copies of the Real Property Leases have been delivered to Buyer prior to the Execution Date.

                         (ii) Except as set forth in Section (ii) of
     Schedule 3.9(c) attached hereto, the Company has not received any notice of (A) any requirements by any insurance company that has issued a policy covering any part of any Leased Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or work to be done on any part of any Leased Real Property, except for such repairs or work that have been performed, or (B) any defects or inadequacies in, on or about any part of the Leased Real Property that would, if not corrected, result in the termination of insurance coverage or an increase in the cost thereof. All public utilities, including water, electric sewage or subsurface disposal systems, required for the normal operation of the Business as currently conducted are sufficient for the operation of the Business as currently conducted. There is no outstanding notice of violation, order or citation received by the Company against the Company under any Law relating to any of the Leased Real Property that would have a Material Adverse Effect on the Reorganized Company or the Ongoing Business.

                         (iii)     To the Knowledge of the Company,
     there are no pending or threatened condemnation, eminent domain, expropriation, or similar proceedings that would affect all or any substantial portion of the material Leased Real Property.
     The Company has not received notice of any assessments for public improvements against any of the Leased Real Property for which the Company is responsible and that have not been paid, and no current installments of such assessments remain unpaid.

                         (iv) To the Knowledge of the Company, no ordinance authorizing improvements, the cost of which exceeds $50,000 and might be assessed against any of the Leased Real Property, is pending or proposed. From the Execution Date through the Closing Date, the Company agrees to notify Buyer immediately upon learning that any condemnation, eminent domain, expropriation or similar proceeding, has been commenced or is threatened to be commenced, which could affect any of the Leased Real Property, or that any ordinance authorizing improvements, the cost of which exceed $50,000 and might be assessed against any of the Leased Real Property, is pending or proposed.

                    (d) Intellectual Property. A true and complete list of all Intellectual Property owned by, licensed by or otherwise used in connection with the Business, together with a summary description and full information with respect to the filing, registration or issuance thereof (including the identity of the record owner of such Intellectual Property), to the extent applicable, is contained in Schedule 3.9(d) attached hereto (the "Company Intellectual Property"). Other than the Company Intellectual Property, no Intellectual Property is necessary to permit the Company to operate the Business as currently conducted, except where the failure to have such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect on the Reorganized Company and the Ongoing Business. No claim is pending or, to the Knowledge of the Company, threatened to the effect that (i) the operations of the Business, as heretofore conducted or as currently or proposed to be conducted, infringe upon, conflict with or are otherwise adverse to the rights of any other Person in respect of any Intellectual Property or (ii) any Company Intellectual Property is invalid or unenforceable. To the Knowledge of the Company, (i) none of the Company Intellectual Property infringes upon, conflicts with or is otherwise adverse to the rights of any other Person in respect of any Intellectual Property, and (ii) neither the Company nor any of its Employees is making unauthorized use of any confidential or proprietary information, or any trade secrets, of any Person.

               3.10. Financial Statements. The Company has delivered to Buyer the Audited Financial Statements and the Unaudited Financial Statements. The Most Recent Balance Sheet fairly presents the assets and liabilities of the Company in all material respects as of the Most Recent Balance Sheet Date in accordance with GAAP, except for the treatment of goodwill and the absence of a statement of cash flows and footnotes.

               3.11.     Employees and Employee Plans.

                    (a) Effective as of the Closing, the Reorganized Company shall continue employment of each of the Employees who is in active employment or on a leave under the Family and Medical Leave Act ("FMLA Leave") as of the Closing Date. Each such Employee who continues employment with the Reorganized Company as of the Closing Date or within two weeks thereafter or, if later, at the termination of an FMLA Leave, shall be referred to herein
     as a "Transferred Employee."   No provision contained in this
     Agreement (i) shall prevent the Reorganized Company from treating any other former employee of the Company who becomes an employee of Reorganized Company more than two weeks after the Closing Date as a new employee; or (ii) is intended to require the Reorganized Company to treat transferred Employees as other than employees at will.

                    (b) Each Transferred Employee shall be given credit for service with the Company toward participation and vesting (but not benefit accrual) in any benefit plan of the Reorganized Company that is made available to such Transferred Employee.

                    (c) At least one week prior to the Closing, the Buyer shall advise the Company as to whether the Reorganized Company intends to adopt and maintain the Air Transport International Limited Liability Company Profit Sharing 401(k) Plan. If the Buyer has advised the Company that it will not adopt and maintain such plan, the Company shall terminate such plan as of the Closing (to the extent permitted by the Bankruptcy
     Code), and shall appoint the Reorganized Company as Plan Administrator for the sole purpose of completing the termination of such plan, filing with the appropriate government agencies, and distributing participant accounts. In the event of such plan termination as of the Closing, the Reorganized Company may offer participation in a new 401(k) profit sharing plan or a related company's 401(k) profit sharing plan to Transferred Employees within a reasonable time after Closing, and may permit Transferred Employees to elect direct rollovers of their Company's plan accounts to such new plan. The Reorganized Company shall have no obligation hereunder to offer any other qualified retirement plan to Transferred Employees.

                    (d) The Reorganized Company shall make available to Transferred Employees a group medical plan, and Transferred Employees' periods of participation with the Company's group medical plan shall be counted toward the satisfaction of any waiting periods or preexisting conditions contained in the Reorganized Company's group medical plan. The Reorganized Company may elect to adopt the Company's group medical plan in accordance with Subsection 3.11(e) below. At least 30 days before the Closing, the Company shall provide to the Reorganized Company a list of all qualified beneficiaries (as defined in ERISA) who have elected continuation coverage, or who have acquired a right to elect continuation coverage on account of a qualifying event and whose election right has not yet expired, along with the date of the qualifying event with respect to each such qualified beneficiary, and shall inform the Reorganized Company at Closing of any additional qualified beneficiaries who have become qualified beneficiaries as a result of employment termination or receipt of notice of another qualified event during such 30-day period. If and only if the Reorganized Company adopts the Company's group medical plan, the Reorganized Company shall assume the Company's obligation to provide continuation coverage with respect to such plan for qualified beneficiaries identified on such lists and former Company employees who continue employment with the Reorganized Company but do not accept such offer, and the Reorganized Company shall have no other obligation to provide continuation coverage except as provided by law.

                    (e) On or before Closing, the Buyer may inform the Company of the Reorganized Company's intention to adopt any insured welfare benefit plan covering Transferred Employees, in which event the Company shall make best efforts to obtain transfer or assignment of the insurance contracts and any other administrative agreements relating to the provision of benefits to Transferred Employees. Upon such transfer or assignment, the Reorganized Company shall assume full responsibility for funding, reporting and disclosure obligations arising after Closing with respect to such welfare benefit plan.

               3.12. Absence of Certain Changes or Events. Since December 31, 1997, there has not been any Material Adverse Change to the Ongoing Business, except as reflected in the Business
     Plan.

               3.13.     Contracts.   Schedule 3.13 attached hereto
     sets forth a true and complete list of all Contracts to which the Company is a party, or by which the Company or any of its assets or properties is bound that individually, in the case of a single arrangement or commitment, or in the aggregate, in the case of a series of related arrangements or commitments, require an expenditure of $50,000 or more (collectively, the "Material Contracts"). Except as set forth in Schedule 3.13 attached hereto, each of the Material Contracts is in full force and effect, there is no Default entitling the other party to cancel or terminate any such Material Contract by the Company or, to the Knowledge of the Company, by any of the other parties thereto, and there has been no cancellation, termination, limitation or modification or any notice of cancellation, termination, limitation or modification of any such Material Contract. Each of the Material Contracts (i) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to creditors' rights generally and general equity principles and
     (ii) to the Knowledge of the Company, constitutes a legal, valid and binding obligation of such other party thereto, enforceable against such other party thereto in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to creditors' rights generally and general equity principles. The Company has not, and to the Knowledge of the Company none of the other parties thereto has, assigned any of its rights or obligations under any such Material Contract.

               3.14. Insurance. Schedule 3.14 attached hereto sets forth a true and complete list of all policies or binders of fire, liability, aviation, directors and officers, worker's compensation, health, vehicular or other insurance held by or on behalf of the Company (specifying for each such insurance policy the insurer and the policy number or covering note number with respect to binders). Except as set forth on Schedule 3.14, all Claims that have been asserted against the Company have been submitted to the Company's insurer. All such policies and binders are valid, in full force and effect, there has been no Default on the part of the Company with respect to any provision contained in any such policy or binder that would entitle the applicable insurer to cancel such coverage, and the Company has not failed to give any notice or present any claim of which it has notice under any such policy or binder in a timely fashion. The Company has not received or given a notice of cancellation or non-renewal with respect to any such policy or binder. The Company has no Knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts, event or circumstances which might form the basis for termination of any such insurance. Except as set forth on Schedule 3.14 attached hereto (a) there is no Material Claim by or against the Company pending or, to the Knowledge of the Company, threatened, and (b) none of the Material Claims referenced in clause (a) above, under any of such policies or binders, has resulted in or involved or involves coverage being questioned, denied or disputed by the carriers or underwriters of such policies or binders. Except as set forth on Schedule 3.14, the Company has not received any written notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.14 will not be available in the future on substantially the same terms as now in effect.

               3.15. Transactions with Affiliates. Schedule 3.15 attached hereto sets forth a true and complete statement of the Company's accounts with Affiliates since January 1, 1997. Except as set forth in Schedule 3.15, the Company has not made payments to or received payments from or provided services to or received services from any Affiliate since January 1, 1997, other than lift-related services.

               3.16.     Employee Relations.

                    (a) Schedule 3.16(a) attached hereto sets forth a true and complete list of all (i) Employees or commission salespersons of the Company as of December 31, 1997, (ii) the then current annual compensation of, and a description of bonuses and material fringe benefits (other than those generally available to Employees of the Company) provided by the Company to any such Employees or commission salespersons and (iii) any increase, effective on or after January 1, 1998, in the rate of compensation of any Employees or commission salespersons if such increase exceeds 5% of the previous annual compensation of such Employee or commission salesperson.

                    (b)  The Company has complied and is in
     compliance, in all material respects, with all Laws which relate to wages, hours, discrimination in employment and collective bargaining, and the Company is not liable for any arrears of wages, any Taxes or penalties for failure to comply, in all material respects, with any of the foregoing.

                    (c)  Except as set forth on Schedule 3.16(c)
     attached hereto, none of the Employees of the Company is represented for purposes of their employment by a labor organization and, to the Knowledge of the Company, no petition has been filed for recognition of a labor union or association as the exclusive bargaining agent for any and all of the Employees of the Company. Schedule 3.16(c) will describe, to the Knowledge of the Company, any general solicitation of representation cards by any union seeking to represent any or all of the Employees of the Company as their bargaining agent since January 1, 1995.

               3.17.     Employee Benefit Plans.

                    (a)  Controlled Group.  Except as set forth on
     Schedule 3.17(a), the Company is not now, and has not since April 30, 1996, been, and will not be at any time prior to the Closing Date, a member of: (i) a controlled group of corporations as defined in Section 414(b) of the Code; (ii) a group of trades or businesses under common control as defined in Section 414(c) of the Code; (iii) an affiliated service group as defined in Section 414(m) of the Code; (iv) a group of business referred to in
     Section 414(o) of the Code; or (v) a group of trades or businesses under common control as defined in Section 4001(b) of ERISA.

                    (b) Company Employee Benefit Plans and Documents. Except as set forth on Schedule 3.17(b), the Company does not now, and will not at any time prior to the Closing Date, maintain, sponsor, participate in or contribute to, nor has it maintained, sponsored, participated in or made contributions to, any Benefit Plan subsequent to April 30, 1996. The Company has made available to the Buyer true and accurate copies of the following documents relating to the Benefit Plans listed on
     Schedule 3.17(b): (i) plan documents; (ii) trust documents; (iii) plan amendments; (iv) summary plan descriptions, and amendments thereto; (v) summaries of material modifications; (vi) insurance or annuity contracts; (vii) agreements with respect to leased or temporary employees; (viii) all Internal Revenue Service rulings, if any; and (ix) the most recent Internal Revenue Service determination letters, if any.

                    (c) Qualification. All the pension plans set forth on Schedule 3.17(c), and the related trusts, if any, now meet, and since their inception have met, the requirements for qualification under Section 401(a) of the Code and are now, and since their inception have been, exempt from taxation under
     Section 501(a) of the Code.

                    (d) Determination Letters. Except as set forth on Schedule 3.17(d), the Internal Revenue Service has issued a favorable determination letter with respect to the qualified status of each such pension plan and trust, and to the Knowledge of the Company has not taken any action to revoke such letter.

                    (e) Satisfaction of Obligation. The Company has in all material respects performed all obligations required to be performed by it under the Benefit Plans, and is not in default under, or in violation of, and has no knowledge of any such default or violation of any other party to, any and all of the Benefit Plans.

                    (f) Compliance With Laws. Each Benefit Plan has been administered in compliance in all material respects with the applicable provisions of ERISA, the Code, COBRA, and any other applicable federal, state or local laws, and, if applicable, any foreign laws, and each Benefit Plan is valid and binding, in full force and effect, and there are no defaults thereunder.

                    (g) No Prohibited Transactions. None of the Benefit Plans maintained by the Company, nor any trust created thereunder, nor the Company, nor, to the Knowledge of the Company, any trustee or administrator thereof, has engaged in any transaction or will prior to the Closing Date, engage in any transaction, which would constitute a Prohibited Transaction.

                    (h) No Claims Pending or Threatened. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against any Benefit Plan or against the assets of any Benefit Plan.

                    (i) No Funding Deficiency. The Company does not have, and on the Closing Date will not have, a "funding deficiency," as that term is used in Section 412 of the Code, whether or not waived, with regard to any Benefit Plan.

                    (j) Bonding. Each "plan official," within the meaning of Section 412 of ERISA, of a pension plan is bonded to the extent required by said Section 412.

                    (k) No Reportable Event. No proceeding has been initiated to terminate any Benefit Plan and no Reportable Event has occurred with respect to any Benefit Plan.

                    (l) No Multiple Employer Plan. The Company does not, nor will it prior to the Closing Date, participate in, contribute to, nor employ any persons covered by any "multiple employer plan" as discussed in Section 413(c) of the Code.

                    (m) No Multiemployer Plan. The Company does not, nor will it prior to the Closing Date, participate in, contribute to, nor employ any persons covered by a "multiemployer plan" as defined in Section 3(37) of ERISA.

                    (n) No Withdrawal Liability. The Company has not incurred, nor will it prior to the Closing Date incur, any withdrawal liability, as defined in Title IV of ERISA, to a multiemployer plan.

                    (o) No Retiree Benefits. No retiree benefits are payable pursuant to any welfare plan, as defined in Section 3 of ERISA.

                    (p) Reporting, and Disclosure. With regard to each Benefit Plan, the Company has complied with, and will through the Closing Date, continue to comply with all applicable reporting and disclosure requirements of ERISA and the Code.

                    (q) No Title IV Plans. The Company does not, nor will it, prior to the Closing Date, sponsor, participate in or contributed to a Benefit Plan that is subject to Title IV of ERISA.

                    (r) No Further Liabilities. Except as set forth on Schedule 3.17, the Company does not have any liability or obligation to any Benefit Plan or to the PBGC, Department of Labor, Department of Treasury or similar agency of a foreign government, any other plan or entity, or any employee, participant or beneficiary of any Benefit Plan, arising out of or pursuant to any Benefit Plan.

                    (s) Termination and Amendment. Each Benefit Plan listed on any part of Schedule 3.17, is, and through the Closing Date will be, terminable and subject to amendment by the Company, at the discretion of the Company, with no liability for benefits incurred after such termination or inconsistent with the terms of any amendment after its effective date.

               3.18.     Environmental Laws.

                    (a)  Except as set forth in Schedule 3.18(a)
     attached hereto, (i) the Company has complied in all material respects with each, and is not in material violation of any, Environmental Law, (ii) the Company has not received any written communication from a Governmental Entity alleging that the Company is not in compliance in any material respect with, or has a Liability under (including being a potentially responsible party or allegedly liable for costs associated for remediation of any site), any Environmental Laws, (iii) the Company holds, and has complied with and is in compliance with all Material Permits required by any Environmental Law for the Company to conduct its business as currently conducted.

                    (b) From the date upon which the Company acquired the Leased Real Property leased by it, and continuing until the Closing Date, there have been no material releases or disposals into the environment of Hazardous Materials under any Environmental Law by the Company. Except as set forth on Schedule 3.18(b), there are no above-ground or underground storage tanks located on and no Hazardous Materials were stored or used on or in the Real Property located at 7511 Scott Hamilton Drive, Little Rock, Arkansas.

                    (c) No polychlorinated biphenyls or substances containing polychlorinated biphenyls are present at the Leased Real Property and there are no exposed, friable asbestos or materials containing asbestos at the Leased Real Property.

                    (d) The Company has not entered into any written agreement pursuant to which it has assumed or undertaken any Liability for, and is not subject to or a party to any order requiring, corrective remedial action under any Environmental Laws.

               3.19. Suppliers. Schedule 3.19 attached hereto sets forth a true and complete list of the names and addresses of those suppliers which each accounted for the 20 largest net purchases, as determined from the Books and Records of the Company utilized to prepare the November 30 Financial Statements. There exists no actual termination or cancellation of the business relationship of the Company with any supplier or group of suppliers listed on Schedule 3.19 attached hereto.

               3.20.     Corporate Records.   To the Knowledge of the
     Company, the Books and Records of the Company (other than the Books and Records relating to the Business Plan and other than the perpetual inventory records) are true and complete in all material respects and fairly record and reflect all transactions material to the operations of the Ongoing Business or the Reorganized Company. The Company's Books and Records used in the development of the Business Plan were prepared in good faith by the officers of the Company.

               3.21. Brokers. No broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Person acting on its behalf, except Equity Partners Ltd., which shall be entitled to receive fees and expenses upon the closing of the Contemplated Transactions from the Creditor Trust and which fees and expenses shall not be a Liability of the Reorganized Company or Buyer.

               3.22. Tax Matters. The Reorganized Company will receive the Company's assets and the Buyer will receive the New Membership Interests free and clear of all Taxes. The Reorganized Company will have no liability for any Taxes of the Company. The Company has paid any and all taxes or other Claims that create or allow a lien that cannot be discharged by the Company's bankruptcy proceedings.

               3.23. Foreign Liabilities. Schedule 3.23 attached hereto contains (and will be updated and certified as correct at the Closing) a true and complete list of any and all Liabilities of the Company owed to creditors of the Company located in jurisdictions other than the United States (the "Foreign
     Liabilities").

               3.24.     Statements and Other Documents Not
     Misleading. Except as set forth on Schedule 3.24 attached hereto, to the Knowledge of the Company, there is no fact known to the Company which may reasonably be expected to have a Material Adverse Effect on the

     Reorganized Company or the Ongoing Business which has not been set forth in this Agreement, the schedules referenced in this
     Article III, or the other documents furnished by or on behalf of the Company to Buyer on or prior to the Execution Date in connection with the Contemplated Transactions.



                                 ARTICLE IV

                            TAX RELATED MATTERS

               4.1. Discontinuation of Status. The Company agrees to refrain from taking any action on or after the Execution Date which could cause the status of the Company as a partnership for United States federal income tax purposes to terminate. If such partnership status is terminated for any reason on or after the Execution Date, the Company shall take such steps as are reasonably necessary to request relief from such termination pursuant to the Code and the regulations thereunder and the corresponding provisions of state income tax or other relevant
     Laws.   The Company warrants and agrees that no election has been
     filed pursuant to Code Section 754 by or with respect to the Company and no such election will be filed by or with respect to the Company for any taxable periods, except that an election under Section 754 of the Code was filed on the federal tax return for the period ended March 31, 1996.

               4.2. Tax Returns. The Company shall prepare and file any Tax Returns with respect to the Company for any tax periods prior to the Closing Date. The Reorganized Company shall prepare and file any tax returns with respect to the Company for any tax periods after the Closing Date.

               4.3. Tax Returns. The Tax Returns with respect to the Company for the calendar year 1997 and for the short period beginning January 1, 1998, and ending on the Closing Date, will not make or change any election that will have a Material Adverse Effect (which shall include any reduction in the tax basis of the assets) upon the Reorganized Company or the Ongoing Business, reasonable evidence of which shall be provided to the Buyer at or before the Closing. Notwithstanding the aforementioned obligation to provide reasonable evidence, final copies of such Tax Returns shall be provided to the Reorganized Company prior to filing. Notwithstanding the foregoing, no information will be provided with respect to USA Jet/Active Aero.

                                 ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer hereby makes the following representations and warranties to the Company as follows:

               5.1. Organization, Standing and Corporate Power. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

               5.2. Authorization. Buyer has the requisite power and authority to enter into and perform this Agreement and each of the Collateral Documents to which it is a party, and to consummate the appropriate Contemplated Transactions. The execution, delivery and performance by Buyer of this Agreement and each of the Collateral Documents to which it is a party, and the consummation by Buyer of the Contemplated Transactions, have been duly authorized by all necessary action on the part of Buyer. This Agreement and each of the Collateral Documents to which Buyer is a party has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors' generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity) .

               5.3. Conflict with other Instruments; Absence of Restrictions. The execution, delivery and performance of this Agreement by Buyer and each of the Collateral Documents to which Buyer is a party, and the consummation of the Contemplated Transactions by Buyer do not or will not (i) result in a Default of or under (A) the certificate of incorporation or by-laws, (B) assuming the termination of the waiting period under the HSR Act, any Law, Court Order or Permit applicable to or binding upon Buyer, or any Contracts or Licenses to which Buyer is a party or by which Buyer is bound, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the assets or properties of Buyer, or (iii) result in the termination, amendment or modification of, or give any party the right to terminate, amend, modify, abandon, or refuse to perform any Contract, License or Permit to which Buyer is a party or by which Buyer, or any of its properties or assets, is bound, or result in the acceleration or modification, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed under, or any rights or benefits are to be received under any Contract, License or Permit to which Buyer is a party or by which Buyer, or any of its properties or assets, is bound.

               5.4. Financial Ability. The Buyer has the present financial wherewithal, either from its present assets or from third party financial commitments, to effectuate the transactions hereunder, including payment of the Purchase Price.

               5.5. Government and Third-Party Approvals. Except as set forth on Schedule 5.5 attached hereto, and except for the termination of the waiting period under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Person (including, without limitation, any Governmental Entity) is required by or with respect to Buyer in connection with the execution, delivery or performance by Buyer of this Agreement or the Collateral Documents to which it is a party, or the consummation by the Buyer of the Contemplated Transactions.

               5.6. Litigation. There is no Litigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer that could reasonably be expected, individually or in the aggregate, to impair the ability of Buyer to perform its obligations under this Agreement or any of the Collateral Documents, or prevent the consummation of any of the Contemplated Transactions, and there is no Court Order outstanding against Buyer having or which in the future, insofar as reasonably can be foreseen, could have, any such effect.

               5.7. Brokers. No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

               5.8. Statements and Other Documents Not Misleading. Neither this Agreement, including all schedules referenced in this Article V, nor any other financial statement, document or other instrument heretofore or hereafter furnished by or on behalf of Buyer in connection with the Contemplated Transactions contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make sure that such statement, document or other instrument is not misleading. There is no fact known to Buyer which may reasonably be expected to have a Material Adverse Effect on Buyer which has not been set forth in this Agreement, the schedules referenced in this Article V, or the other documents furnished by or on behalf of Buyer on or prior to the Execution Date in connection with the Contemplated Transactions.

                                 ARTICLE VI

                    CERTAIN COVENANTS AND OTHER MATTERS

               6.1. Conduct of Business. Except as otherwise contemplated by the Business Plan and as long as the Buyer is providing the Funding, during the period from the Execution Date to the Closing Date or earlier if this Agreement is terminated in accordance with its terms, the Company agrees to cause the Ongoing Business to be conducted in the ordinary course consistent with current practices, and with respect to the Business and the Company, will:

                    (a) not sell, transfer, pledge, or otherwise dispose of any assets or properties relating to the Business, except as contemplated by the Funding Agreement;

                    (b)  not remove any fixtures, equipment or
     personal property from any of the Leased Real Property;

                    (c)  not make or agree to make any capital
     expenditures which in the aggregate are in excess of the capital expenditure amount in the Business Plan;

                    (d) not change the Company name or permit the use thereof by any other Person;

                    (e)  not (i) cause, suffer, or permit the
     termination of any Benefit Plan other than as provided in Section
     3.11 or as otherwise consented to by Buyer, (ii) permit any Prohibited Transaction or other violation of the Code or ERISA involving any Benefit Plan, or (iii) fail to pay to any Benefit Plan any contribution which it is obligated to pay under the terms of such Benefit Plan;

                    (f) not enter into any new, or amend or otherwise alter any existing, Benefit Plan;

                    (g)  not, except in the ordinary course of
     business consistent with past practices, (i) enter into any Contract which would be required to be disclosed on Schedule 3.13 attached hereto; or (ii) waive or release any rights of material value relating to the Ongoing Business; provided, however, that nothing in this Section 6.1(g) will prohibit or restrict the Company from entering into or modifying its arrangements with its professional advisors consistent with the Business Plan;

                    (h) not, except as may be adjusted by mutual agreement of the Company and Buyer as a result of the Excluded Assets (i) make a material change in the character of its Business or in the properties or assets of the Company, or enter into any new business (other than short-term, ad hoc contracts, consistent with past practices, and in the case of aircraft described in subparagraph (ii) of the last paragraph of this
     Section 6.1, in accordance with such subparagraph) or relocate any of their facilities or acquire any additional operations or business; (ii) terminate, discontinue, reduce, close or dispose of any facility or business operation; or (iii) terminate, discontinue, reduce, close or dispose of any of its operations in connection with the carriage of Buyer material;

                    (i)  except as otherwise provided in this
     Agreement with respect to aircraft and engines, maintain the facilities, assets and properties of the Company in their current operating repair, order and condition, reasonable wear and tear excepted, and notify Buyer immediately upon any loss of, damage to, or destruction of any of the facilities, assets or properties of the Company, whether or not covered by insurance;

                    (j) maintain in full force and effect insurance coverage of the types and in the amounts set forth in Schedule
     3.14 attached hereto;

                    (k)  promptly advise Buyer in writing of the
     commencement of, any known threat to commence, and any developments or changes in any, pending or threatened Litigation against the Company;

                    (l)  except as to Contracts rejected by the
     Company as authorized by Buyer pursuant to this Agreement, maintain in full force and effect each, and not cause, suffer or permit to occur any Default under any, Material Contract, Material License or Material Permit required to be listed in any Schedule attached to this Agreement that would permit the termination or cancellation of such Material Contract, Material License, or Material Permit and, until the Closing Date, pay all post-petition accounts payable when due, except as prohibited by the Bankruptcy Code;

                    (m)  not cause, suffer or permit to occur a
     violation, in any material respect, of any Laws applicable to the Company;

                    (n) use its reasonable efforts to (i) preserve the business organizations of the Company intact, (ii) except as contemplated by subparagraph (i) of the last paragraph of this
     Section 6.1, keep available the services of each of the Company's Employees, (iii) preserve the goodwill of the customers and (iv) maintain the existence of the Company as a limited liability company;

                    (o) promptly provide Buyer with a copy of the Company's draft and final 1997 annual financial statements and subsequent 1998 monthly financial statements; and

                    (p)  use its reasonable efforts to not take,
     suffer or permit any action, or omit to take any action, that would render untrue in any material respect the Company's representations or warranties set forth in this Agreement.

     Notwithstanding the foregoing provisions of this Section 6.1:

               (i) if the Company determines that it is in the best interest of the Company to terminate, cancel or reject any Contract, License or Permit, or to terminate the employment of any Employee, other than a Contract, License, Permit, or Employee necessary for the Business Plan, it shall provide the Buyer with written notice (a "Rejection Notice") of its desire to terminate, cancel or reject such Contract, License or Permit or to terminate the employment of such Employee. Within five (5) Business Days of receipt of a Rejection Notice, the Buyer shall either grant its consent to the actions requested in such Rejection Notice or provide the Company with an undertaking to pay all costs associated with maintaining such Contact, License or Permit, or the continued employment of such Employee from the date of the Rejection Notice to the Closing Date. The parties hereby confirm that the Company has notified the Buyer of its intention to terminate its Aircraft Lease Agreement dated August 4, 1997, with Falcon Express Cargo (L.L.C.) and its Letter of Agreement with Emery Worldwide Airlines, and the Buyer has consented to the termination of such Contracts.

               (ii) Beginning on the Execution Date, BAX will reimburse the Company for the lease payments made, if any, by the Company for the period beginning with the Execution Date on the following aircraft: 786AL, 61CX, 906R, and 735PL; and, notwithstanding anything to the contrary in this Agreement, the Company will remain responsible for funding maintenance and maintenance reserves costs incurred after February 1, 1998 on each aircraft used by it after February 1, 1998. The Company will be permitted to use aircraft 61CX or 906R for AMC freighter business without additional charge from BAX. With the consent of BAX, the Company will be authorized to use aircraft 786AL, 735PL, 61CX, and 906R for business other than AMC freighter business, provided it pays to BAX the following: the product of (a) the number of hours the aircraft is used by the Company multiplied by (b) the quotient of Buyer's monthly rent on such aircraft divided by 220. BAX will have the right of first refusal to use any of the following aircraft: 861PL at a cost of $2,200 per hour, aircraft 61CX and aircraft 735PL at a cost of $2,200 per hour, and aircraft 906R and aircraft 786AL at a cost of $2,400 per hour, payable contemporaneously with delivery of the service, from which BAX will offset the amounts owed to BAX from the Company pursuant to the immediately preceding sentence.

               6.2. Notice of Certain Events.

                    (a) The Company covenants and agrees to provide Buyer with prompt notice of (i) any event, fact or circumstance which could have a Material Adverse Effect on the Reorganized Company or the Ongoing Business, (ii) any representation or warranty made by it contained in this Agreement which has become untrue or inaccurate in a manner that would have a Material Adverse Effect on the Ongoing Business or the Reorganized Company or (iii) the failure by it to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied under this Agreement, within the time frame set forth in this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the Company, or the conditions to the obligations of the parties, under this Agreement.

                    (b) Buyer covenants and agrees to provide the Company with prompt notice of (i) any event, fact or circumstance which could have a Material Adverse Effect on Buyer, (ii) any representation or warranty made by it contained in this Agreement which has become untrue or inaccurate or (iii) the failure by it to comply with or satisfy any covenant, agreement or conditioned to be complied with or satisfied by it under this Agreement, within the time frame set forth in this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the Buyer, or the conditions to the obligations of the parties, under this Agreement.

               6.3. Cooperation; Access to Books and Records. The Company will cooperate generally with Buyer in connection with the Contemplated Transactions and, until the Closing Date or earlier if this Agreement is terminated in accordance with its terms, shall afford to one or more employees or agents of Buyer (which will not be the preceding former owner of the Company or any of his Affiliates (other than BAX) or any employees, officers, directors, or agents of any Person owned or controlled by the preceding former owner of the Company), who are reasonably satisfactory to the Company, on-site access such that the Buyer is aware of all material events, as they happen, affecting the Company, access to observe all Company meetings (including without limitation crew scheduling meetings, but excluding the Company's daily 9:00 a.m. meeting), and on-site access to all of the properties, assets, financial condition, operations, books, records, files, correspondence, computer output, data, files, log books, technical and operating manuals and other materials of the Company (including those in the possession or control or their accountants, attorneys and any other third party), as the case may be, for the purpose of permitting Buyer to make such due diligence investigation and examination of the business, assets (including without limitation owned and leased aircraft), properties and Books and Records of the Company as Buyer, in its discretion, shall deem to be reasonably necessary or appropriate. Any such investigation, access and examination shall be conducted during regular business hours and upon reasonable prior notice under the circumstances and will be conducted in a manner that will not materially disrupt the operation of the Business. If the preceding former owner of the Company is included in the definition of Buyer, the Company will provide him with access, but such access may be limited in the reasonable discretion of the Company's chief executive officer. The Company will permit the Buyer to perform, at Buyer's expense, a full and complete appraisal of the Company's real and personal property and assets. The Company will cause its counsel, accountants and representatives, and its directors, officers and employees, to cooperate fully with the employees and representatives of Buyer in connection with all such investigation, access and examination. The results of such investigation and examination shall not relieve the Company from its obligations with respect to the representations and warranties made in this Agreement or reduce Buyer's right to pursue such remedies at Law or hereunder, as it would otherwise have in the absence of having conducted such investigation. Buyer will not contact any employee, customer or supplier of the Company without the Company's prior consent, which will not be unreasonably withheld, delayed or conditioned.

               6.4. Best Efforts.   Upon the terms and subject to the
     conditions set forth in this Agreement, the parties shall use their good faith best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Closing, and the other Contemplated Transactions, including (i) obtaining all Required Consents and the termination of the waiting period under the HSR Act, (ii) defending any Litigation or Claims challenging this Agreement or the consummation of any of the Contemplated Transactions, including, if the circumstances warrant, seeking to have any stay or temporary restraining Court Order vacated or reversed, and (iii) the execution and delivery of any additional documents, agreements and instruments necessary to consummate the Contemplated Transactions by, and to fully carry out the purposes of, this Agreement.

               6.5. Notices and Consents. During the period from the Execution Date to the Closing Date or earlier if this Agreement is terminated in accordance with its terms:

                    (a) The Company and Buyer will give any required notices to third parties, and will each use their best efforts to obtain any third party consents that are legally required to effectuate the transactions hereunder.

                    (b) The Company and Buyer will each give any notices to, make any filings with, and use their best efforts to obtain any Governmental Consents in connection with the matters referred to herein. Without limiting the generality of the foregoing, the Company and Buyer will each file any Notification and Report Forms and related material that they may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use their best efforts to obtain any early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

                    (c) On a monthly basis, the Company must provide Buyer with the engine and airframe service and status information on all Company owned or leased aircraft.

               6.6. Plan Notices. The Company will notify, as is required by the Bankruptcy Code, all known holders of Claims, interests, or Liens, and the Company will serve the Plan and Disclosure Statement and notice of the transactions contemplated by the Agreement on parties entitled to such notice under the Bankruptcy Code, as modified by orders in respect of notice which may be issued at any time and from time to time by the Bankruptcy Court.

               6.7. Services Agreement. The Services Agreement is not modified by any provision of, or reference to same in, this Agreement. Any reference in this Agreement to any provision of or defined term used in the Services Agreement is without prejudice to any claims Buyer or the Company may each have against the other under the Services Agreement; provided, however, that upon the Closing (whether to Buyer or any overbidder), any and all disputes between BAX and the Company as of the Execution Date arising under the Services Agreement will be deemed extinguished, with the exception that Buyer shall remain liable for services by the Company for January 1998, in excess of $292,107, and thereafter.

               6.8. Transition Services Agreement. By the Closing Date, the Company and Buyer will negotiate in good faith and execute an appropriate Transition Services Agreement to be effective on the Closing Date.

               6.9. Schedules. Buyer will be permitted until 5:00 p.m., eastern standard time, Monday, February 2, 1998, to object to the contents of any of the schedules and if such objections cannot be resolved with the Company, then, in Buyer's sole discretion, Buyer will have the right on February 2, 1998, to terminate this Agreement and receive back the Good Faith Deposit and the Funding.

               6.10. Customer Discussions. Until the Closing Date, the Company shall afford the Buyer the opportunity to discuss the transaction contemplated by this Agreement with AMC. The Company will be present at all conversations with AMC.

               6.11. Aircraft. Through the Closing Date, the Company will maintain all aircraft (both engines and airframes) owned or leased by the Company (and, pursuant to the provisions of subparagraph (ii) of the last paragraph of Section 6.1, the following aircraft: 786AL, 61CX, 906R, and 735PL) in accordance with FAA approved maintenance programs, ordinary wear and tear excepted. Through the Closing Date, the Company will comply in all respects with all mandatory inspections and modification requirements, airworthiness directives and similar requirements applicable to such aircraft, any engine, part or component. On the Closing Date, all aircraft under leases listed in a Rejection Notice which are not rejected because of Buyer's exercise of its option to pay the costs pursuant to subparagraph (i) of the last paragraph of Section 6.1 will be in the same condition as such aircraft are in on the Execution Date, ordinary wear and tear excepted.

               6.12. Labor Relations. Subject to subparagraph (i) of the final paragraph of Section 6.1, the Company will not change any of the terms or conditions of employment of any Company Employees without consultation with and written approval from the Buyer.

               6.13.     Status.  Through the Closing Date, the
     Company will not allow the Company's status as a partnership for U.S. Federal income tax purposes to be changed and will not allow an election pursuant to Code Section 754 to be filed by or with respect to the Company.

               6.14. Inventory Appraisal. The Buyer shall retain, at its expense, BK Associates to perform an appraisal (the "Inventory Appraisal") of the Company's Inventory in order to confirm that the value of the Company's Inventory is at least $12,000,000 as of the date of completion of the Inventory Appraisal. The Buyer shall with representatives of the Company and the Banks present, conduct the physical inventory and deliver the results thereof to BK Associates a sufficient number of days prior to the Closing to allow BK Associates to complete and deliver to the Company the Inventory Appraisal at least ten (10) days before the Closing Date. In addition, the Buyer shall, and shall cause BK Associates to, perform the Inventory Appraisal using the same valuation methodology as was used in the Appraisal. The Buyer shall be responsible for conducting the physical inventory for the Inventory Appraisal, and the Company agrees to cooperate in such process. The Buyer shall give the Company and the Banks at least ten (10) Business Days' prior written notice of its intention to conduct such physical inventory, which notice shall contain the time and locations of such physical inventory. The Buyer shall devote such resources to the taking of the physical inventory as are necessary to ensure that the physical inventory is complete and the information is delivered to BK Associates at least fourteen (14) days before the Closing. The Buyer agrees to schedule and conduct such physical inventory in a manner that does not materially interfere with the Company's operations. In furtherance of the foregoing, the Buyer and the Company agree to cooperate to identify the inventory locations containing the most Inventory (determined on the basis of aggregate value at a particular location as opposed to quantity of items) with the goal of minimizing the number of sites at which a physical inventory is required in order to confirm that the aggregate value of the Company's inventory is at least equal to $12,000,000.

               6.15. Bank Payments. During the period from the Execution Date through the Closing, the Company will not consent to making any payments, directly or indirectly, to the Banks other than payments in respect of the Company's credit cards pursuant to the Company's Credit Card Agreement with Comerica Bank.

               6.16. Foreign Liabilities. To the extent the Company pays Foreign Liabilities in order to prevent imminent seizure of its assets, and provided that prior to such payment it has, to the extent reasonable, provided prior notice to and consulted with the Buyer in connection with such payment, Buyer shall reimburse the Company for such amounts so paid. If a Closing with Buyer does not occur as a result of a Competing Transaction, the Buyer will receive, from the first proceeds paid by the buyer in the Competing Transaction, repayment of all such reimbursements paid by the Buyer to the Company.

               6.17.     Cure Costs.  If the Closing with Buyer
     occurs, the Company will bear the first Fifty Thousand Dollars ($50,000.00) of all pre-petition cure costs, and the Buyer will bear the remaining pre-petition and all post-petition cure costs, on executory contracts and leases assumed by the Company.

                               ARTICLE VII

                  CONDITIONS TO THE OBLIGATIONS OF BUYER

               The obligation of Buyer to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction (or waiver by Buyer) of each of the following conditions on or prior to the Closing Date:

               7.1. Accuracy of Representations and Warranties.   Each
     of the representations and warranties of the Company contained in this Agreement or in any Collateral Document, and the information contained in the schedules to this Agreement referred to in Article III hereof, and any documents or instruments delivered at the Closing by the Company in connection with this Agreement or any of the Collateral Documents, shall have been true and correct when made and at and as of the Closing Date as though made at such times, and Buyer shall have received a certificate to such effect dated the Closing Date signed on behalf of the Company by its chief executive officer or chief financial officer.

               7.2. Performance of Obligations. The Company shall have performed all covenants and agreements to be performed by it on or before the Closing Date, including each of the items identified in Article VI hereof, and Buyer shall have received a certificate to such effect dated the Closing Date signed on behalf of the Company by its chief executive officer or chief financial officer.

               7.3. Chapter 11 Case.

                    (a)  The substance of the Motions and all
     Bankruptcy Court orders entered in response to the Motions shall be acceptable to Buyer.

                    (b) The Company will validly assume all leases and executory contracts identified by Buyer and will reject all others pursuant to Section 365 of the Bankruptcy Code.

                    (c) The substance of the Plan shall be reasonably acceptable to Buyer and will include, among other items, a cancellation of all Existing Membership Interests and a release of all Claims against BAX (other than Claims under the Services Agreement for January 1998, over $292,107, and thereafter) and any Person included within the definition of Buyer who has had no previous relationship with the Company, the Reorganized Company, the Company, and each of its officers, Members, directors, employees, and legal, accounting, and financial representatives, in their capacity as such.

                    (d) BAX and its Affiliates, any Person included within the definition of Buyer who has had no previous relationship with the Company, the Reorganized Company, and each of their officers, directors, employees, legal and accounting representatives, in their capacity as such, must have received releases from the Releasing Parties.

                    (e) The Confirmation Order shall be reasonably acceptable to Buyer and final and non-appealable within one hundred fifty (150) days after the Execution Date and there shall be no injunction prohibiting the Contemplated Transaction.

               7.4. Maintenance. The Company will have maintained Schedule Reliability And Departure Reliability Factors equal to at least 90% of the Company's average actual, historical performance during the three-month period beginning September 1, 1997.

               7.5. Consents and Estoppels. There shall not exist any action or threat of action by a Governmental Entity seeking to enjoin any of the Contemplated Transactions or revoke or limit a Permit, and the waiting period under the HSR Act shall have expired or shall have been terminated. All Required Consents (other than from any Aviation Authority or the DOT, all of which will be obtained following the Closing) shall have been obtained.
      Buyer must have received all Governmental Approvals, including without limitation from any Aviation Authority and the DOT, and courts or other judicial or quasi-judicial bodies, as applicable, sufficient to ensure a smooth, uninterrupted transition of the operations of the Company to the account and for the benefit of the Reorganized Company and there shall not exist any action or threat of action by a Governmental Entity against the operations of the Ongoing Business.

               7.6. No Material Adverse Change. Between the Execution Date and the Closing Date, there must not have occurred any Material Adverse Change in the Ongoing Business.

               7.7. AMC Contract. Notwithstanding anything disclosed in the schedules attached hereto or in any document delivered to Buyer in connection with this Agreement, including without limitation the letter to the Company dated January 9, 1998, from the Air Force (Headquarters Air Mobility Command) requesting that the Company cure its "substandard performance reliability," and any letters or other documents delivered to the Company or the Buyer after the Execution Date, Buyer shall be satisfied, in Buyer's sole discretion, that the AMC Contract will not be terminated or modified in a way materially adverse to the Ongoing Business during the current contract period.

                               ARTICLE VIII

                            CONDITIONS TO THE
                       OBLIGATIONS OF THE COMPANY

               The obligation of the Company to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction (or waiver by the Company) of each of the following conditions on or prior to the Closing Date:

               8.1. Accuracy of Representations and Warranties.   Each
     of the representations and warranties of the Buyer contained in this Agreement or in any Collateral Document, and any documents or instruments delivered at the Closing by Buyer in connection with this Agreement or any of the Collateral Documents, shall have been true and correct when made and shall be true and correct at and as of the Closing Date as though made at such time, and the Company shall have received a certificate to such effect dated the Closing Date signed on behalf of Buyer by its President.

               8.2. Performance of Obligations.   Buyer shall have
     performed all covenants and agreements to be performed by it on or before the Closing Date, and the Company shall have received a certificate to such effect dated the Closing Date signed on behalf of Buyer by its President.

               8.3. Other Documents. The Company shall have received all of the documents, agreements and instruments to be delivered to it as contemplated by this Agreement and as necessary to consummate the Contemplated Transactions, and shall have been provided with such other documents as it shall have reasonably requested from Buyer. Buyer shall provide the Company with a release of all Claims against the Company and its officers, Members, directors, employees, and legal, accounting, and financial representatives, in their capacity as such.

               8.4. Consents and Estoppels. The waiting period under the HSR Act shall have expired or shall have been terminated and the Confirmation Order shall have been entered.

                                 ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

               9.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

                    (a) at the election of Buyer, if any one or more of the conditions set forth in Article VII to its obligation to proceed with the Closing (other than the conditions relating to the delivery of documents, agreements and instruments at the Closing) has not been fulfilled by June 30, 1998, or earlier if incapable of being fulfilled, unless the failure to fulfill any such conditions to the Closing results from the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or the Funding Agreement;

                    (b) at the election of the Company, if any one or more of the conditions set forth in Article VIII to its obligation to proceed with the Closing (other than the conditions relating to the delivery of documents, agreements and instruments at the Closing) has not been fulfilled by June 30, 1998, unless the failure to fulfill any such condition to the Closing results from the breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement or the Funding Agreement;

                    (c) at the election of Buyer, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the earlier of (i) 15 days following the Company's receipt from Buyer of notice of such breach or (ii) the Closing Date, unless the breach results from the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or the Funding Agreement;

                    (d) at the election of the Company, if Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the earlier of (i) 15 days following the Buyer's receipt from the Company of notice of such breach or (ii) the Closing Date, unless the breach results from the breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement or the Funding Agreement;

                    (e) at the election of Buyer, if any Litigation is commenced or threatened to be commenced by any Person (other than by any party hereto) directed against the consummation of the Closing and the Buyer reasonably and in good faith deems it impractical or inadvisable to proceed in view of such Litigation, or threat thereof, taking into account the potential expense and delay likely to be involved;

                    (f) at the election of any party hereto, if any Court Order permanently enjoining, restraining or otherwise prohibiting the Closing is issued and shall have become final and nonappealable; or

                    (g) at any time on or prior to the Closing Date, by mutual written consent of the parties hereto.

               9.2. Survival. If this Agreement is validly terminated pursuant to Section 9.1 and the Contemplated Transactions are not consummated as described above, this Agreement shall become void and of no further force and effect; provided, however, that the provisions of Sections 2.1(g), 2.1(h), 6.7, and 11.11 shall survive.

                                ARTICLE X

                          POST-CLOSING COVENANTS

               10.1. Further Assurances. At any time and from time to time from and after the Closing, each of the parties hereto (at its own expense) will, at the request of any other party hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the Contemplated Transactions or for the performance by such party of any of his or its other respective obligations under this Agreement.

               10.2. Survival. From and after the Closing Date, the representations and warranties contained in this Agreement and the indemnification obligations related thereto shall not survive, except that the provisions of Section 4.3 hereof shall survive.

                                 ARTICLE XI

                             GENERAL PROVISIONS

               11.1. Expenses. The Company shall be responsible for the payment of costs that it has incurred or will incur in connection with the negotiations, execution and delivery of this Agreement and the consummation of the Contemplated Transactions. Buyer shall be responsible for the payment of costs it has incurred or will occur in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

               11.2. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt or, if later, three business days after its deposit if it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

          If to the Company:

               James J. Bonsall
               Chief Executive Officer
               Air Transport International Limited Liability Company One Cantrell Center
               2800 Cantrell Road
               Little Rock, Arkansas  72202
               Telecopy No.:  (501) 603-2099

          With a Copy to:

               Patrick D. May
               Equity Partners Ltd.
               1450 West Long Lake
               Suite 340
               Troy, Michigan  48098
               Telecopy No.:  (248) 952-0314

                    - and -

               N. Lynn Hiestand, Esq.
               Skadden, Arps, Slate, Meagher & Flom (Illinois)
               333 W. Wacker Drive
               Suite 2100
               Chicago, Illinois  60606
               Telecopy No.:  (312) 407-0411

          If to the Buyer:

               BAX Global Inc.
               James B. Hartough, Treasurer
               c/o The Pittston Company
               1000 Virginia Center Parkway
               P.O. Box 4229
               Glen Allen, VA  23058-4299
               Telecopy No.:  (804) 553-3750

          With a Copy to:

               Brian Cole, Esq.
               Burlington Air Express
               16808 Armstrong Avenue
               Irvine, CA  92606
               Telecopy No.:  (714) 250-8971


                    -and-

               I. William Cohen, Esq.
               Pepper Hamilton LLP
               100 Renaissance Center, 36th Floor
               Detroit, MI  48243-1157
               Telecopy No.:  (313) 259-7926

                    - and -

               Cary S. Levinson, Esq.
               Pepper Hamilton LLP
               3000 Two Logan Square
               Eighteenth and Arch Streets
               Philadelphia, PA  19103-2799
               Telecopy No.:  (215) 981-4750

          If to the Banks:

               Comerica Bank
               Attn:  Stephen E. Lyons
               Comerica Tower at Detroit Center
               Third Floor, Mail Code 3205
               500 Woodward Avenue
               Detroit, Michigan  48226
               Telecopy No.:  (313) 222-5706

     Any party may send notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communications shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

               11.3. Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the term "including" or similar words shall be construed as to refer to such matter without limitation thereof . Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               11.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

               11.5.     Entire Agreement; No Third-Party
     Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, including the Memorandum and
     (b) is not intended to confer upon any Person other than the parties any rights or remedies hereunder. This Agreement shall not be amended or terminated except by a written instrument duly executed by Buyer and the Company.

               11.6. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

               11.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Buyer or the Company without the prior written consent of the other party hereto, except that Buyer shall have the right to assign, in whole or in part, its rights, interests, and obligations to one or more assignee(s) who assume Buyer's obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

               11.8. Press Releases. Except as may be required by Law, prior to or after the Closing, no party shall issue a press release or make any other public announcement concerning this Agreement or its subject matter without advance approval thereof by the other party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, the parties agree that they will cooperate with one another to make a public announcement upon the consummation of the Contemplated Transactions.

               11.9. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

               11.10. Incorporation of Exhibits and Schedules. The exhibits and schedules identified in and attached to this Agreement are incorporated herein by reference and made a part hereof.

               11.11.    No Releases; No Obligation of Members.
     Except as provided in Sections 7.3(c) and 7.3(d), the parties agree that this Agreement shall not operate to release any Person from, or otherwise affect the rights or Liabilities of any Person with respect to, any Claims brought by, pending or threatened against or otherwise affecting such Person. Nothing in this Agreement is intended to create any personal liability or obligations for the Members, except pursuant to Section 4.3.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Execution Date.


                                   AIR TRANSPORT INTERNATIONAL LIMITED
                                   LIABILITY COMPANY

                                   By: /s/ James J. Bonsall, Jr.
                                   Its:    Chief Executive Officer



                                   BAX GLOBAL INC.


                                   By: /s/ Michael E. Odom
                                   Its:    Senior Vice President

                             TABLE OF CONTENTS

                                                                  Page

     BACKGROUND . . . . . . . . . . . . . . . . . . . . . . . . . . .1

     ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . . . .1
          1.1. Definitions. . . . . . . . . . . . . . . . . . . . . .1

     ARTICLE II ACQUISITION BY BUYER. . . . . . . . . . . . . . . . 13
          2.1. Basic Transaction. . . . . . . . . . . . . . . . . . 13

     ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . 16
          3.1. Organization, Standing and  Power. . . . . . . . . . 16
          3.2. Authorization. . . . . . . . . . . . . . . . . . . . 16
          3.3. Issuance of Interests. . . . . . . . . . . . . . . . 16
          3.4. Conflict with other Instruments; Absence of
               Restrictions . . . . . . . . . . . . . . . . . . . . 17
          3.5. Government and Third-Party Consents. . . . . . . . . 17
          3.6. Litigation . . . . . . . . . . . . . . . . . . . . . 17
          3.7. Compliance with Laws; and Permits. . . . . . . . . . 18
          3.8. Title to Properties; Adequacy of Properties. . . . . 18
          3.9. Other Representations Regarding the Company's Assets 19
          3.10.     Financial Statements. . . . . . . . . . . . . . 21
          3.11.     Employees and Employee Plans. . . . . . . . . . 21
          3.12.     Absence of Certain Changes or Events. . . . . . 22
          3.13.     Contracts . . . . . . . . . . . . . . . . . . . 22
          3.14.     Insurance . . . . . . . . . . . . . . . . . . . 23
          3.15.     Transactions with Affiliates. . . . . . . . . . 23
          3.16.     Employee Relations. . . . . . . . . . . . . . . 23
          3.17.     Employee Benefit Plans. . . . . . . . . . . . . 24
          3.18.     Environmental Laws. . . . . . . . . . . . . . . 26
          3.19.     Suppliers . . . . . . . . . . . . . . . . . . . 27
          3.20.     Corporate Records . . . . . . . . . . . . . . . 27
          3.21.     Brokers . . . . . . . . . . . . . . . . . . . . 27
          3.22.     Tax Matters . . . . . . . . . . . . . . . . . . 27
          3.23.     Foreign Liabilities . . . . . . . . . . . . . . 27
          3.24.     Statements and Other Documents Not Misleading . 27

     ARTICLE IV TAX RELATED MATTERS . . . . . . . . . . . . . . . . 28
          4.1. Discontinuation of Status. . . . . . . . . . . . . . 28
          4.2. Tax Returns. . . . . . . . . . . . . . . . . . . . . 28
          4.3. Tax Returns. . . . . . . . . . . . . . . . . . . . . 28

     ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . 28
          5.1. Organization, Standing and Corporate Power . . . . . 28
          5.2. Authorization. . . . . . . . . . . . . . . . . . . . 29
          5.3. Conflict with other Instruments; Absence of
               Restrictions . . . . . . . . . . . . . . . . . . . . 29
          5.4. Financial Ability. . . . . . . . . . . . . . . . . . 29
          5.5. Government and Third-Party Approvals . . . . . . . . 29
          5.6. Litigation . . . . . . . . . . . . . . . . . . . . . 30
          5.7. Brokers. . . . . . . . . . . . . . . . . . . . . . . 30
          5.8. Statements and Other Documents Not Misleading. . . . 30

     ARTICLE VI CERTAIN COVENANTS AND OTHER MATTERS . . . . . . . . 30
          6.1. Conduct of Business. . . . . . . . . . . . . . . . . 30
          6.2. Notice of Certain Events . . . . . . . . . . . . . . 33
          6.3. Cooperation; Access to Books and Records . . . . . . 33
          6.4. Best Efforts . . . . . . . . . . . . . . . . . . . . 34
          6.5. Notices and Consents . . . . . . . . . . . . . . . . 34
          6.6. Plan Notices . . . . . . . . . . . . . . . . . . . . 35
          6.7. Services Agreement . . . . . . . . . . . . . . . . . 35
          6.8. Transition Services Agreement. . . . . . . . . . . . 35
          6.9. Schedules. . . . . . . . . . . . . . . . . . . . . . 35
          6.10.     Customer Discussions. . . . . . . . . . . . . . 35
          6.11.     Aircraft. . . . . . . . . . . . . . . . . . . . 35
          6.12.     Labor Relations . . . . . . . . . . . . . . . . 36
          6.13.     Status. . . . . . . . . . . . . . . . . . . . . 36
          6.14.     Inventory Appraisal . . . . . . . . . . . . . . 36
          6.15.     Bank Payments . . . . . . . . . . . . . . . . . 36
          6.16.     Foreign Liabilities . . . . . . . . . . . . . . 36
          6.17.     Cure Costs. . . . . . . . . . . . . . . . . . . 37

     ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF BUYER . . . . . . 37
          7.1. Accuracy of Representations and Warranties . . . . . 37
          7.2. Performance of Obligations . . . . . . . . . . . . . 37
          7.3. Chapter 11 Case. . . . . . . . . . . . . . . . . . . 37
          7.4. Maintenance. . . . . . . . . . . . . . . . . . . . . 38
          7.5. Consents and Estoppels . . . . . . . . . . . . . . . 38
          7.6. No Material Adverse Change . . . . . . . . . . . . . 38
          7.7. AMC Contract . . . . . . . . . . . . . . . . . . . . 38

     ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE COMPANY  . . 39
          8.1. Accuracy of Representations and Warranties . . . . . 39
          8.2. Performance of Obligations . . . . . . . . . . . . . 39
          8.3. Other Documents. . . . . . . . . . . . . . . . . . . 39
          8.4. Consents and Estoppels . . . . . . . . . . . . . . . 39

     ARTICLE IX TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . 39
          9.1. Termination. . . . . . . . . . . . . . . . . . . . . 39
          9.2. Survival . . . . . . . . . . . . . . . . . . . . . . 40

     ARTICLE X POST-CLOSING COVENANTS . . . . . . . . . . . . . . . 41
          10.1.     Further Assurances. . . . . . . . . . . . . . . 41
          10.2.     Survival. . . . . . . . . . . . . . . . . . . . 41

     ARTICLE XI GENERAL PROVISIONS. . . . . . . . . . . . . . . . . 41
          11.1.     Expenses. . . . . . . . . . . . . . . . . . . . 41
          11.2.     Notices . . . . . . . . . . . . . . . . . . . . 41
          11.3.     Interpretation. . . . . . . . . . . . . . . . . 43
          11.4.     Counterparts. . . . . . . . . . . . . . . . . . 43
          11.5.     Entire Agreement; No Third-Party Beneficiaries. 44
          11.6.     Governing Law . . . . . . . . . . . . . . . . . 44
          11.7.     Assignment. . . . . . . . . . . . . . . . . . . 44
          11.8.     Press Releases. . . . . . . . . . . . . . . . . 44
          11.9.     Construction. . . . . . . . . . . . . . . . . . 44
          11.10.    Incorporation of Exhibits and Schedules . . . . 44
          11.11.    No Releases; No Obligation of Members . . . . . 44




     Annexes, Exhibits and Schedules: